January 12, 2018

EXFO Inc. 400 Godin Avenue Québec City, Québec, Canada G1M 1K2
Dear Sirs/Mesdames:
Re:	Registration Statement on Form S-8 of 5,486,740 Subordinate Voting Shares
We acted as Canadian legal counsel to EXFO Inc. (the "Corporation") in connection with the amendments to the Corporation's Long-Term Incentive Plan ("LTIP") and Deferred Share Unit Plan ("DSU Plan"), including the increase of the aggregate number of Subordinate Voting Shares of the Corporation reserved for issuance under the LTIP and DSU Plan from 6,306,153 to 11,792,893 Subordinate Voting Shares, as approved by the board of directors of the Corporation on October 12, 2017 and by the shareholders of the Corporation on January 10, 2018. As a result of such amendments, an aggregate of 5,486,740 additional Subordinate Voting Shares of the Corporation may be issued upon the exercise of options to acquire Subordinate Voting Shares ("Options") or the settlement or redemption of restricted share units ("RSUs") under the LTIP or the settlement or redemption of deferred share units ("DSUs") under the DSU Plan. Such additional Subordinate Voting Shares are hereinafter referred to as the "Additional Shares".
In connection with the registration of the Additional Shares by the Corporation under the U.S. Securities Act of 1933, as amended (the "Act"), this opinion letter is furnished to you to be filed with the U.S. Securities and Exchange Commission (the "Commission") as Exhibit 5.1 of the Corporation's registration statement on Form S-8 (the "Registration Statement") under the Act. The Additional Shares are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Act in connection with Options and RSUs granted under the LTIP and DSUs granted under the DSU Plan.
For the purpose of issuing the opinion set out in this opinion letter, we have examined such statutes, public records, corporate records and documents and certificates of public officials, have considered such matters of law and have made such inquiries as we have considered appropriate or necessary. As to due authorization by the board of directors and shareholders of the Corporation, we have relied exclusively and without independent verification upon copies of resolutions certified by an officer of the Corporation.

In all our examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, the authenticity of originals of such certified, conformed or photostatic copies or facsimiles, the completeness, truth and accuracy of facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed by public officials, and the completeness and accuracy of the certified copies referred to above.
Our opinions expressed herein are limited to the laws of the Province of Québec and the federal laws of Canada applicable therein in force on the date hereof. We assume no responsibility to update our opinions if such laws are amended, revoked, revised or supplemented in any way which impacts on the opinions contained herein following the date hereof.
Based upon and relying upon the foregoing, we are of the opinion that, upon the issuance by the Corporation of the Additional Shares pursuant to the due exercise of Options (including payment of the exercise price therefor) or the due settlement or redemption of RSUs validly granted under the LTIP in accordance with and pursuant to the terms of the LTIP or pursuant to the due settlement or redemption of DSUs validly granted under the DSU Plan in accordance with and pursuant to the terms of the DSU Plan, such Additional Shares will have been duly authorized and validly issued as fully paid and non-assessable shares of the Corporation.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Registration Statement or in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ FASKEN MARTINEAU DuMOULIN LLP
FASKEN MARTINEAU DuMOULIN LLP